Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 20, 2025, with respect to the consolidated financial statements of Motorsport Games Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2024. Our opinion includes an explanatory paragraph as to Motorsport Games Inc.’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York
May 30, 2025